TYPE: EX-12.1
DESCRIPTION: STATEMENTS RE: COMPUTATION OF RATIOS
EXHIBIT 12.1

                                AEARO CORPORATION
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)


                                                                           Year Ended September 30.
                                                 1996              1997               1998               1999              2000
                                                 ----              ----               ----               ----              ----
EARNINGS:
Pre tax income (loss) from continuing
operations ...............................     $  6,477          $ (5,959)          $ (9,242)          $ 10,297          $ 12,624
Fixed Charges ............................       22,153            28,419             27,984             26,152            26,497
                                               --------          --------           --------           --------          --------
Earnings as defined ......................     $ 28,630          $ 22,460           $ 18,742           $ 36,449          $ 39,121
                                               --------          --------           --------           --------          --------

FIXED CHARGE:
Interest Expense, net ....................     $ 20,703          $ 26,665           $ 26,152           $ 24,322          $ 24,387
Interest component of operating lease.....        1,450             1,754              1,832              1,830             2,110
                                               --------          --------           --------           --------          --------
Fixed charges as defined .................     $ 22,153          $ 28,419           $ 27,984           $ 26,152          $ 26,497
                                               --------          --------           --------           --------          --------

Ratio of Earnings to Fixed Charges .......          1.3                --                 --                1.4               1.5
                                               ========          ========           ========           ========          ========


Note: Ratio of earnings to fixed charges is defined pre-tax income from continuing operations plus fixed charges divided by fixed charges.
         Fixed charges include interest (including amortization of debt issuance costs) and a portion of rental expense assumed to represent interest. Earnings for the years ended September 30, 1997 and 1998 were insufficient to cover fixed charges by $6.0 million and $9.2 million, respectively.